Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

July 27, 2021

CFO Commentary on Second Quarter 2021 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2021 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q2 2021 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q2'21	Q1'21	Q2'20		Q/Q Change		Y/Y Change
Revenue	$1,172.3	$1,074.4	$1,086.3		9%		8%
Product	759.2	672.4	692.3		13%		10%
Service	413.1	402.0	394.0		3%		5%
Gross margin %	58.2%	57.3%	57.0%	0.9	pts	1.2	pts
Research and development	245.8	254.7	241.0		(3)%		2%
Sales and marketing	257.8	252.7	224.2		2%		15%
General and administrative	71.0	61.1	59.1		16%		20%
Restructuring charges	21.6	19.3	4.8		12%		350%
Total operating expenses	$596.2	$587.8	$529.1		1%		13%
Operating margin %	7.3%	2.6%	8.3%	4.7	pts	(1.0)	pts
Net income (loss)	$62.0	$(31.1)	$61.2		N/M		1%
Diluted net income (loss) per share	$0.19	$(0.10)	$0.18		N/M		6%
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q3'21 Guidance	Q2'21	Q1'21	Q2'20	Q/Q Change		Y/Y Change
Revenue	$1,200 +/- $50	$1,172.3	$1,074.4	$1,086.3	9%		8%
Product		759.2	672.4	692.3	13%		10%
Service		413.1	402.0	394.0	3%		5%
Gross margin %	59.5% +/- 1.0%	60.0%	59.3%	58.3%	0.7	pts	1.7	pts
Research and development		224.7	228.8	220.2	(2)%		2%
Sales and marketing		238.0	231.3	208.2	3%		14%
General and administrative		55.9	47.4	49.3	18%		13%
Total operating expenses	$520 +/- $5	$518.6	$507.5	$477.7	2%		9%
Operating margin %	~16.2% at the midpoint	15.8%	12.1%	14.3%	3.7	pts	1.5	pts
Net income		$141.0	$98.5	$116.3	43%		21%
Diluted net income per share	$0.46 +/- $0.05	$0.43	$0.30	$0.35	43%		23%

Q2 2021 Overview

We ended the second quarter of 2021 at $1,172 million in revenue and non-GAAP earnings per share of $0.43, both above the mid-point of our guidance. Revenue was up 8% year-over-year, with growth across all verticals and geographies.
We experienced record levels of product orders during the second quarter, with significant strength across all verticals and customer solutions. We believe some of this strength is attributable to industry supply chain challenges that are causing certain customers to place orders early in an effort to secure supply when needed. These early orders resulted in an increase in backlog and provide us with improved visibility into the second half of 2021. Even after adjusting for these early orders, total product orders are estimated to have grown mid-teens year-over-year, exceeding our expectations, with year-over-year growth across all verticals and customers solutions.
Looking at our revenue by vertical, on a year-over-year basis, Service Provider grew 2%, Cloud grew 12% and Enterprise grew 12%. On a sequential basis, all verticals grew.
From a customer solution perspective, on a year-over-year basis, Automated WAN Solutions decreased 3%, Cloud-Ready Data Center increased 28%, and AI-Driven Enterprise increased 28%. We saw double digit year-over-year order growth in Automated WAN Solutions; however, the timing of shipments impacted revenue results.
Total Software and Related Services revenue was $173 million, which was an increase of 59% year-over-year. ARR1 grew 32% year-over-year.
Total Security revenue was $172 million, growing 11% year-over-year. Security Product revenue grew 21% year-over-year.
In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 33% of our total revenue as compared to 30% in Q2'20.
Non-GAAP gross margin was 60.0%, which was above our guidance mid-point primarily due to lower service delivery costs and higher revenue. If it were not for elevated logistics and costs related to supply constraints, we would have posted non-GAAP gross margin of approximately 60.5%.
Non-GAAP operating expenses increased 9% year-over-year and 2% sequentially, which was slightly above our guidance mid-point driven by higher variable compensation.
1 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts with a duration of one year or greater that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

Non-GAAP Operating Margin was 15.8% for the quarter, which exceeded our expectations.
Cash flow from operations was $257 million. We paid $65 million in dividends, reflecting a quarterly dividend of $0.20 per share, and repurchased $110 million worth of shares in the quarter.
Total cash, cash equivalents, and investments at the end of the second quarter of 2021 was $1.8 billion.

Revenue

Product and Service
•Product Revenue: $759 million, up 10% year-over-year and up 13% sequentially.
•Service Revenue: $413 million, up 5% year-over-year and up 3% sequentially. The year-over-year increase was primarily driven by strong sales of hardware maintenance and professional services and software subscriptions. The sequential increase was primarily driven by timing of renewals and professional services projects.

Customer Solution
•Automated WAN Solutions: $396 million, down 3% year-over-year and up 3% sequentially. The year-over-year decrease was primarily driven by Cloud and to a lesser extent, Enterprise, partially offset by an increase in Service Provider. The sequential increase was primarily driven by Cloud, partially offset by declines in Enterprise and Service Provider.

•Cloud-Ready Data Center: $202 million, up 28% year-over-year and up 28% sequentially. The year-over-year increase was primarily due to Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. The sequential increase was primarily driven by Cloud and Enterprise, and to a lesser extent, Service Provider.

•AI-Driven Enterprise: $195 million, up 28% year-over-year and up 21% sequentially. The year-over-year increase was primarily due to Enterprise and Cloud, and to a lesser extent, Service Provider. The sequential increase was primarily due to Enterprise, and to a lesser extent, Cloud and Service Provider. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $379 million, up 3% year-over-year and up 3% sequentially.

Vertical
•Cloud: $321 million, up 12% year-over-year and up 18% sequentially. The year-over-year increase was primarily driven by Cloud-Ready Data Center and to a lesser extent, AI-Driven Enterprise, partially offset by declines in Automated WAN Solutions and Hardware Maintenance and Professional Services. The sequential increase was across all customer solutions.

•Service Provider: $444 million, up 2% year-over-year and up 1% sequentially. The year-over-year increase was primarily driven by Hardware Maintenance and Professional Services and Automated WAN Solutions, and to a lesser extent, AI-Driven Enterprise, partially offset by a decline in Cloud-Ready Data Center. The sequential increase was across all customer solutions except Automated WAN Solutions, which declined slightly.

•Enterprise: $408 million, up 12% year-over-year and up 12% sequentially. The year-over-year increase was driven by AI-Driven Enterprise, Cloud-Ready Data Center, and Hardware Maintenance and Professional Services, partially offset by a decline in Automated WAN Solutions. The sequential increase was across all customer solutions except Automated WAN Solutions, which declined sequentially.

Geography
•Americas: $653 million, up 7% year-over-year and up 12% sequentially. Year-over-year, the increase was across all verticals. The sequential increase was primarily driven by Cloud and Enterprise, and to a lesser extent, Service Provider.

•EMEA: $324 million, up 10% year-over-year and up 4% sequentially. Year-over-year, the increase was driven by all verticals. The sequential increase was primarily driven by Service Provider and Cloud, partially offset by a decline in Enterprise.

•APAC: $196 million, up 7% year-over-year and up 9% sequentially. Year-over-year, the increase was primarily driven by Enterprise, and to a lesser extent, Cloud, partially offset by a decline in Service Provider. The sequential increase was driven by Enterprise and Cloud, partially offset by a decline in Service Provider.

Additional Disclosures
•Software and Related Services: $173 million, up 59% year-over-year and up 21% sequentially. Year-over-year, the increase was driven by perpetual software licenses and software license subscriptions.

•Total Security: $172 million, up 11% year-over-year and up 5% sequentially. Year-over-year, the increase was driven by product while services was flat. Both Security product and services revenue grew sequentially.

Gross Margin
•GAAP gross margin: 58.2%, compared to 57.0% from the prior year and 57.3% from last quarter.

•Non-GAAP gross margin: 60.0%, compared to 58.3% from the prior year and 59.3% from last quarter.

•GAAP product gross margin: 53.8%, up 0.3 points from the prior year and up 0.9 points from last quarter.

The year-over-year increase in GAAP product gross margin was primarily due to customer and product mix and lower logistics costs related to COVID-19 pandemic in Q2 2021 relative to Q2 2020, partially offset by higher intangible amortization associated with the acquisitions of 128 Technology, Apstra, and Netrounds and costs incurred due to supply constraints.

The sequential increase in GAAP product gross margin was primarily due to customer and product mix and higher revenue, partially offset by costs incurred due to supply constraints.

•Non-GAAP product gross margin: 56.1%, up 1.2 points from the prior year and up 0.7 points from last quarter.

The year-over-year increase in non-GAAP product gross margin was primarily due to customer and product mix, higher revenue, and lower logistics costs related to COVID-19 pandemic in Q2 2021 relative to Q2 2020, partially offset by costs incurred due to supply constraints.

The sequential increase in non-GAAP product gross margin was primarily due to customer and product mix and higher revenue, partially offset by costs incurred due to supply constraints.

•GAAP service gross margin: 66.1%, up 2.9 points from the prior year and up 1.5 points from last quarter.

•Non-GAAP service gross margin: 67.2%, up 3.0 points from the prior year and up 1.3 points from last quarter.

The year-over-year and sequential increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and higher revenue.

Operating Expenses
•GAAP operating expenses: $596 million, an increase of $67 million year-over-year, and an increase of $8 million sequentially.

The year-over-year increase in operating expenses was primarily driven by higher variable compensation and higher restructuring costs, and to a lesser extent, increases in headcount-related costs primarily due to the recent acquisitions. The sequential increase in operating expenses was primarily due to higher variable compensation.

GAAP operating expenses were 50.9% of revenue, up 2.2 points year-over-year and down 3.8 points sequentially.

•Non-GAAP operating expenses: $519 million, an increase of $41 million year-over-year, and an increase of $11 million sequentially.

Non-GAAP Operating expenses were up 9% on a year-over-year basis due to higher variable compensation and the acquisitions of 128 Technology and Netrounds in Q4'20 and Apstra in Q1'21. The sequential increase in operating expenses was primarily due to higher variable compensation.

Non-GAAP operating expenses were 44.2% of revenue, up 0.2 points year-over-year and down 3.0 points sequentially.

Operating Margin
•GAAP operating margin: 7.3%, a decrease of 1.0 points year-over-year and an increase of 4.7 points sequentially.

•Non-GAAP operating margin: 15.8%, an increase of 1.5 points year-over-year and an increase of 3.7 points sequentially.

Tax Rate
•GAAP tax rate: 17.1% provision, compared to 28.9% provision in the prior year and 17.7% benefit last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was primarily due to the provision of discrete items in the comparative period partially offset by a reduction of income tax reserves. The quarter-over-quarter increase in the effective tax rate is due to the benefit of discrete items related to debt refinancing and restructuring activities recorded in the prior quarter.

•Non-GAAP tax rate: 19.5%, compared to 19.5% in the prior year and 19.5% last quarter.

The year-over-year and quarter-over-quarter effective tax rate, on a non-GAAP basis, is flat.

Diluted Earnings (Loss) Per Share
•GAAP diluted earnings (loss) per share: $0.19, an increase of $0.01 year-over-year and an increase of $0.29 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by higher revenue, and to a lesser extent, higher gross margin, partially offset by higher operating expenses.

Sequentially, the increase in GAAP EPS was primarily driven by higher revenue and lower other expense due to cash premium paid in connection with debt refinancing in the prior period.

•Non-GAAP diluted earnings per share: $0.43, an increase of $0.08 year-over-year and an increase of $0.13 sequentially.

The year-over-year increase in EPS on a non-GAAP basis was primarily driven by higher revenue and gross margin, partially offset by higher operating expenses.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q2'21	Q1'21	Q4'20	Q3'20	Q2'20
Cash(1)	$1,815.4	$1,764.6	$2,430.6	$2,561.2	$2,570.3
Debt(2)	1,694.4	1,685.2	2,127.3	1,714.1	1,720.1
Net cash(3)	121.1	79.4	303.3	847.1	850.2
Operating cash flow	257.2	179.8	125.8	116.4	97.6
Capital expenditures	21.4	19.7	32.5	24.1	22.0
Depreciation and amortization	58.9	58.6	52.1	49.9	51.0
Share repurchases	110.0	125.0	75.0	100.0	—
Dividends	$64.7	$65.2	$66.1	$66.2	$66.3
Diluted shares(4)	330.4	332.7	332.7	334.5	333.1
DSO	59	64	71	60	63
Headcount	9,898	9,884	9,950	9,916	9,838
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability. $800 million of new debt was issued and $376 million of outstanding 2024 and June 2025 notes was repaid in Q4'20. The remaining $424 million of the 2024 and June 2025 notes were redeemed in Q1'21.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) Shares used for GAAP diluted net loss per share calculation for Q1’21 was 326.3 million. For Q2'21 and periods prior to Q1'21 presented above, the same number of shares were used for GAAP and Non-GAAP diluted net income per share calculations.

Cash Flow
•Cash flow from operations: $257 million, up $160 million year-over-year and up $77 million sequentially.

The year-over-year increase was primarily due to higher collections, partially offset by higher supplier payments and headcount related restructuring costs. The sequential increase was primarily due to lower payments for variable compensation, partially offset by timing differences related to customer collections.

Days Sales Outstanding (DSO)
•DSO: 59 days, a 5-day decrease from the prior quarter, driven primarily by higher revenue.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $65 million.
•In the quarter, we repurchased $110 million worth of shares.

Demand metrics
•Total deferred revenue was $1,331 million, up $120 million year-over-year and flat sequentially.
•Deferred revenue from customer solutions2 was $356 million, up $73 million year-over-year and up $23 million sequentially.
The year-over-year increase was mainly driven by an increase in SaaS and software license subscriptions. The sequential increase was primarily due to the timing of the delivery of contractual commitments, and to a lesser extent, increase in deferrals of SaaS and software license subscriptions.
•Deferred revenue from hardware maintenance and professional services was $976 million, up $47 million year-over-year and down $24 million sequentially.
2 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

The year-over-year increase and sequential decrease was primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Deferred product revenue, net	$118.1	$106.4	$116.3
Deferred service revenue, net	1,213.2	1,225.3	1,095.3
Total	$1,331.3	$1,331.7	$1,211.6

Deferred revenue from customer solutions	$355.8	$332.5	$283.0
Deferred revenue from hardware maintenance and professional services	975.5	999.2	928.6
Total	$1,331.3	$1,331.7	$1,211.6

Headcount
•Ending headcount for Q2'21 was 9,898, an increase of 60 employees year-over-year and an increase of 14 employees sequentially. The year-over-year increase was primarily a result of the acquisition of 128 Technology in Q4'20 and Apstra in Q1'21, partially offset by our Voluntary Early Retirement Program.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.
There is a worldwide shortage of semiconductors impacting many industries, caused in part by the COVID-19 pandemic. Similar to others, we are experiencing an ongoing component shortage which has resulted in extended lead times of certain products. During the past quarter, we continued to strengthen our supply chain and have increased inventory levels over the course of the last year. We continue to work closely with our suppliers to further enhance our resiliency and mitigate recent disruptions outside of our control. We believe that even with these actions, extended lead times and elevated costs will likely persist for at least the next few quarters. While the situation is dynamic, at this point in time we believe we will have access to sufficient semiconductor supply to meet our full-year financial forecast.

Q3 2021
At the mid-point of guidance, revenue is expected to be up approximately 5.5% year-over-year.

We expect our Q3'21 non-GAAP gross margin to decline sequentially due to higher costs related to supply constraints and an expected increase in service delivery costs, partially offset by benefits from higher revenue.

We expect a modest sequential increase in Non-GAAP operating margin.

Our guidance for the quarter ending September 30, 2021 is as follows:
•Revenue will be approximately $1,200 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $520 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 16.2% at the mid-point of revenue guidance.
•Non-GAAP other income and expense (OI&E) will be near Q2'21 levels.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.46, plus or minus $0.05. This assumes a share count of approximately 330 million.

Full-Year 2021
We have updated our full-year revenue growth and profitability expectations to account for our better than expected Q2'21 results and current expectations for the second half of 2021.

We now expect full-year revenue growth of approximately 6%, a point of which is excepted to come from recently acquired assets. Our revised top-line outlook is 150 basis points higher than our previous expectation of 4-5%. From a vertical perspective for 2021, Cloud is expected to grow faster than our long-term model range of 1% to 5%, Enterprise is expected to grow towards the high-end of our long-term model range of 5% to 9%, and Service Provider is expected to be flat to slightly up versus last year, toward the high-end of our guidance range.
While non-GAAP gross margin can be difficult to predict, we now expect non-GAAP gross margin to be approximately 59.5% for 2021, down from our previous expectation of approximately 60% due to continued elevated freight costs and costs related to supply constraints we are experiencing.

We continue to expect full year non-GAAP operating margin to be flat to slightly up versus 2020 levels

We expect non-GAAP OI&E to remain near Q2'21 levels through the course of the year.

Our non-GAAP tax rate on worldwide earnings is expected to be 19.5% plus or minus 1%.

Our non-GAAP EPS is expected to grow faster than revenue.

Capital Return
Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on September 22, 2021 to stockholders of record as of the close of business on September 1, 2021. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of COVID-19 and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient semiconductor supply, product mix; costs; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers, Service Providers and Enterprises; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, supply chain, and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of new tax legislation and judicial or administrative interpretation of tax regulations, including the potential for corporate tax increases under the Biden Administration; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended June 30, 2021. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income;

operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	June 30, 2021	December 31, 2020
Deferred product revenue	$118.1	$104.7
Deferred service revenue	1,213.2	1,181.1
Total	$1,331.3	$1,285.8

Deferred revenue from customer solutions	$355.8	$316.4
Deferred revenue from hardware maintenance and professional services	975.5	969.4
Total	$1,331.3	$1,285.8

Reported as:
Current	$891.2	$867.3
Long-term	440.1	418.5
Total	$1,331.3	$1,285.8

Customer Solution: Revenue Trend

	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$406.8	$437.2	$462.7	$386.4	$396.1	$9.7	2.5%	$(10.7)	(2.6)%
Cloud-Ready Data Center	157.6	155.0	190.1	157.4	201.9	44.5	28.3%	44.3	28.1%
AI-Driven Enterprise	152.7	170.2	189.9	161.2	195.1	33.9	21.0%	42.4	27.8%
Hardware Maintenance and Professional Services	369.2	375.8	379.9	369.4	379.2	9.8	2.7%	10.0	2.7%
Total revenue	$1,086.3	$1,138.2	$1,222.6	$1,074.4	$1,172.3	$97.9	9.1%	$86.0	7.9%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q/Q Change		Y/Y Change
Software and Related Services	$108.4	$122.0	$171.7	$142.9	$172.5	$29.6	20.7%	$64.1	59.1%
Total Security	$154.5	$147.4	$162.3	$163.0	$171.7	$8.7	5.3%	$17.2	11.1%

Vertical Reporting: Revenue Trend

	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q/Q Change		Y/Y Change
Cloud	$285.5	$253.1	$280.7	$270.7	$320.6	$49.9	18.4%	$35.1	12.3%
Service Provider	436.2	475.1	474.9	438.2	443.7	5.5	1.3%	7.5	1.7%
Enterprise	364.6	410.0	467.0	365.5	408.0	42.5	11.6%	43.4	11.9%
Total revenue	$1,086.3	$1,138.2	$1,222.6	$1,074.4	$1,172.3	$97.9	9.1%	$86.0	7.9%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP gross margin - Product	$408.8	$355.9	$370.6
GAAP product gross margin % of product revenue	53.8%	52.9%	53.5%
Share-based compensation expense	1.0	1.3	1.1
Share-based payroll tax expense	—	0.2	—
Amortization of purchased intangible assets	16.1	15.3	7.9
Gain on non-qualified deferred compensation plan ("NQDC")	0.1	—	0.2
Non-GAAP gross margin - Product	$426.0	$372.7	$379.8
Non-GAAP product gross margin % of product revenue	56.1%	55.4%	54.9%

GAAP gross margin - Service	$273.1	$259.7	$249.0
GAAP service gross margin % of service revenue	66.1%	64.6%	63.2%
Share-based compensation expense	3.9	4.5	3.4
Share-based payroll tax expense	0.1	0.6	0.1
Gain on NQDC	0.3	0.1	0.6
Non-GAAP gross margin - Service	$277.4	$264.9	$253.1
Non-GAAP service gross margin % of service revenue	67.2%	65.9%	64.2%

GAAP gross margin	$681.9	$615.6	$619.6
GAAP gross margin % of revenue	58.2%	57.3%	57.0%
Share-based compensation expense	4.9	5.8	4.5
Share-based payroll tax expense	0.1	0.8	0.1
Amortization of purchased intangible assets	16.1	15.3	7.9
Gain on NQDC	0.4	0.1	0.8
Non-GAAP gross margin	$703.4	$637.6	$632.9
Non-GAAP gross margin % of revenue	60.0%	59.3%	58.3%

GAAP research and development expense	$245.8	$254.7	$241.0
Share-based compensation expense	(20.1)	(24.2)	(19.0)
Share-based payroll tax expense	(0.2)	(1.4)	(0.3)
Gain on NQDC	(0.8)	(0.3)	(1.5)
Non-GAAP research and development expense	$224.7	$228.8	$220.2

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP sales and marketing expense	$257.8	$252.7	$224.2
Share-based compensation expense	(14.9)	(16.5)	(13.2)
Share-based payroll tax expense	(0.3)	(1.0)	(0.2)
Amortization of purchased intangible assets	(4.0)	(3.7)	(1.4)
Gain on NQDC	(0.6)	(0.2)	(1.2)
Non-GAAP sales and marketing expense	$238.0	$231.3	$208.2

GAAP general and administrative expense	$71.0	$61.1	$59.1
Share-based compensation expense	(10.6)	(11.0)	(7.3)
Share-based payroll tax expense	—	(0.2)	—
Amortization of purchased intangible assets	—	(0.1)	(0.1)
Acquisition and strategic investment related charges	(4.3)	(2.3)	(2.1)
Gain on NQDC	(0.2)	(0.1)	(0.3)
Non-GAAP general and administrative expense	$55.9	$47.4	$49.3

GAAP operating expenses	$596.2	$587.8	$529.1
GAAP operating expenses % of revenue	50.9%	54.7%	48.7%
Share-based compensation expense	(45.6)	(51.7)	(39.5)
Share-based payroll tax expense	(0.5)	(2.6)	(0.5)
Amortization of purchased intangible assets	(4.0)	(3.8)	(1.5)
Restructuring charges	(21.6)	(19.3)	(4.8)
Acquisition and strategic investment related charges	(4.3)	(2.3)	(2.1)
Gain on NQDC	(1.6)	(0.6)	(3.0)
Non-GAAP operating expenses	$518.6	$507.5	$477.7
Non-GAAP operating expenses % of revenue	44.2%	47.2%	44.0%

GAAP operating income	$85.7	$27.8	$90.5
GAAP operating margin	7.3%	2.6%	8.3%
Share-based compensation expense	50.5	57.5	44.0
Share-based payroll tax expense	0.6	3.4	0.6
Amortization of purchased intangible assets	20.1	19.1	9.4
Restructuring charges	21.6	19.3	4.8
Acquisition and strategic investment related charges	4.3	2.3	2.1
Gain on NQDC	2.0	0.7	3.8
Non-GAAP operating income	$184.8	$130.1	$155.2
Non-GAAP operating margin	15.8%	12.1%	14.3%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP other expense, net	$(10.9)	$(5.0)	$(4.4)
GAAP other expense, net % of revenue	(0.9)%	(0.5)%	(0.4)%
Loss (gain) on equity investments	3.3	(2.1)	(2.5)
Gain on NQDC	(2.0)	(0.7)	(3.8)
Non-GAAP other expense, net	$(9.6)	$(7.8)	$(10.7)
Non-GAAP other expense, net % of revenue	(0.8)%	(0.7)%	(1.0)%

GAAP income tax provision (benefit)	$12.8	$(6.7)	$24.9
GAAP income tax rate	17.1%	17.7%	28.9%
Income tax effect of non-GAAP exclusions	21.4	30.5	3.3
Non-GAAP provision for income tax	$34.2	$23.8	$28.2
Non-GAAP income tax rate	19.5%	19.5%	19.5%

GAAP net income (loss)	$62.0	$(31.1)	$61.2
Share-based compensation expense	50.5	57.5	44.0
Share-based payroll tax expense	0.6	3.4	0.6
Amortization of purchased intangible assets	20.1	19.1	9.4
Restructuring charges	21.6	19.3	4.8
Acquisition and strategic investment related charges	4.3	2.3	2.1
Loss (gain) on equity investments	3.3	(2.1)	(2.5)
Loss on extinguishment of debt	—	60.6	—
Income tax effect of non-GAAP exclusions	(21.4)	(30.5)	(3.3)
Non-GAAP net income	$141.0	$98.5	$116.3

GAAP diluted net income (loss) per share	$0.19	$(0.10)	$0.18
Non-GAAP diluted net income per share	$0.43	$0.30	$0.35
Shares used in computing GAAP diluted net income (loss) per share	330.4	326.3	333.1
Shares used in computing Non-GAAP diluted net income per share	330.4	332.7	333.1